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                                                                      Exhibit 99


Thursday December 9, 6:30 pm Eastern Time

Company Press Release

BEA to Offer $300 Million of Convertible Subordinated Notes

SAN JOSE, Calif., Dec. 9 /PRNewswire/ -- BEA Systems, Inc. (Nasdaq: BEAS - news)
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announced today that it intends to offer, subject to market and other conditions, $300 million in convertible subordinated notes due 2006 in an offering to qualified institutional investors. The interest rate, conversion rate and offering price are to be determined by negotiations among BEA and the initial purchasers of the notes. The offering is expected to close in December 1999. The company has granted the initial purchasers a 30-day option to purchase an additional $100 million of notes to cover over-allotments, if any.

The net proceeds of the offering will be added to working capital and used for general corporate purposes. The company may also use a portion of the net proceeds to fund acquisitions of complementary businesses, products, or technologies.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

The securities will not be registered under the Securities Act of 1933, as amended (the ``Securities Act''), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

For more information on BEA Systems at no cost, Please call 800-PRO-INFO (U.S.) or 732-544-2850 (Int'l), ticker symbol BEAS.